ALFA XXI
INDUSTRY,SERVICES AND CONSULTING NETWORK

MASTER SERVICES AGREEMENT

This Framework Agreement is signed on 25 th March 2024 between

ALFA XXI S.r.l., Via Properzio, 5, 00193 Roma, P. IVA e Cod. Fiscale 15121661001, Pec: info@pec.alfaxxi.com, REA RM - 1569210, through its pro-tempore legal representative, Mrs. Daniela Palmieri (Supplier);

And

SPEEDTELECOM 1, company Registration N. L17000234908 address LLC 50 Lincoln Ave - Ossining . N.Y 10562 – 2840 – U.S.A, e-mail: sales@speed-tel.com through its pro-tempore legal representative, CEO Mr. William J Travagli ("Operator");

ALFA XXI and **SPEEDTELECOM 1** are together the "Parties" and individually a "Party". Each Partymay also be referred to as a "Supplier" or "Customer" as defined in Article 1.

WHEREAS the Supplier provides integrated MARKETING and TELECOMMUNICATION services (the "Services") and the Customer wishes to purchase one or more Services from the Supplier.

WHEREAS the Parties wish to enter into this Framework Agreement to establish the terms and conditions under which the Customer will order the Services from the Supplier.

Now, therefore, in consideration of the mutual agreements of the Parties, the Parties agree:

1. DEFINITIONS

Unless otherwise specified in this Agreement, the following capitalized terms have the following meanings: **Affiliate** means any person directly or indirectly controlled by or under the common control of a "Parent Company". "Control" means (1) direct or indirect ownership of shares or shares of a person that enables him or her to exercise in aggregate at least 50% of the voting power of that entity; or (2) possesses, directly or indirectly, the power to direct or determine the direction of management and policies of or to the entity in question, whether through ownership of securities, by contract or otherwise.

Agreement means this Framework Agreement together with the Specific Conditions applicable to each Service, the Annexes or Appendices signed by the Parties, the Service Order through which the Parties purchase specific Services and any other contractual documents that the Parties may add to the Contract. In the event of any discrepancy or inconsistency between these documents, it will be resolved by giving precedence to (i) the Service Order or the Affiliate Order (ii) the Annex (or "Appendix"), (iii) the Specific Conditions and finally (iv) the Framework Agreement. Effective date of the agreement means the date of the last signature of this Agreement or the date of the last signature of the first Service Order whichever is earlier.

Appendices:

2. **Appendix A2P SMS service**;

Charges means Recurring Fees and Non-Recurring Charges as described in the relevant Service Orders and Specific Terms. Confidential Information means any proprietary or confidential information of the Party that discloses such information, including, but not limited to:(a) scientific or technical information; (b) information on a Party's current or proposed costs, pricing information, commercial, sales and marketing plans; (c) drawings, drawings, computer programmes and software devices; (d) the content of the Agreement, provided, however, that the term "Confidential Information" does not include any information that (i) is now or

subsequently becomes public knowledge through any means other than direct or indirect disclosure by either Party in breach of any known confidential obligation; (ii) is already in the possession of the Party receiving such information without any known confidential obligation to any other Party, (iii) becomes available to the receiving Party from a source other than the Disclosing Party that is in lawful possession with a lawful right to provide it to the Receiving Party, or (iv) is developed independently of the receiving Party.

The creditor Party means the Party to be paid by the other Party.

Customer means, in consideration of each Service, the Party receiving the Service from the other Party.

Customer Equipment means any equipment or facility owned or rented by Customer and used for the purpose of receiving and/or connecting to the Service. Any Customer Equipment shall be marked as under the control of the Customer in order to allow unambiguous identification by the Supplier.

The debtor Party means the Party that has to pay the other Party.

Delivery Date means, in relation to each Service, the date on which the Provider notifies the Customer that the Service is available for use, as further described in the Specific Conditions, i.e. once all of the Supplier's Tests described in the applicable Specific Conditions are validated by the Parties. Service Order Effective Date is the date on which a service order takes effect. Unless otherwise specified, it should be the date of signature of the service order by the last party.

Force majeure means any event beyond a Party's reasonable control and foreseeability that affects a Party's performance of its obligations hereunder, including, but not limited to, acts of God, lightning, flooding, exceptionally severe weather, acts of terrorism, fire, explosion, earthquake, war, riot, civil unrest, epidemic, strike, lock-out or other industrial dispute, acts or decisions of the government or other regulatory authorities or compliance therewith, the imposition of sanctions or other trade restrictions.

The framework agreement means these Articles.

Initial Term means the minimum committed term of the Service as specified in the applicable SOF, beginning with the Delivery Date.

Installation Fees means, where applicable, the Fees payable by Customer to Supplier for the activation of the Service(s), as defined in the Service Order.

Intellectual property rights means all patent letters, patented articles, patent applications, topographies, designs, trademarks, service marks, trade or trade names, e-mail addresses and Internet domain names, copyrights, database rights, inventions which may or may not be protected by patent or registration and know-how, whether or not registered and unregistered, and including applications for the grant of such rights in the foregoing descriptions, and All rights or forms of protection have equivalent or similar effects anywhere in the world.

A month is a calendar month.

Recurring Charges means Charges payable, unless otherwise determined on a monthly basis by Customer to Supplier for the provision of each Service.

Non-Recurring Charges means setup fees and any other fees payable by Customer to Supplier, as set forth in the Specific Conditions or Service Order.

Scheduled Delivery Date (or "Agreed Delivery Date" or "Anticipated Delivery Time") means the date on which Supplier expects to provide a Service for use or testing, as set forth in the Specific Conditions and as further specified in the relevant Service Order. The Customer acknowledges that this date will in no case constitute a commitment on the part of the Supplier.

Service means the Services described in the relevant Addendum with Specific Conditions.

Site (or "Premises") means the place where the Customer Equipment is interconnected with the Supplier's Equipment.

Specific Conditions (or "SC") means those specific terms of the Service agreed by the Parties in relation to the provision of the Services.

Supplier means, in consideration of each Service, the Party providing the Service to the other Party. This is supplier **Alfa XXI Srl** unless otherwise specified in the SC or SOF.

Supplier Network (or "Vendor Equipment") means telecommunications or information systems operated by Vendor or any Affiliate for the purpose of providing the Services. In certain circumstances described in the

Specific Conditions, part of this telecommunications system or information may be owned by third parties but operated by the Supplier.

Tax or Taxes means (i) any applicable turnover or consumption tax, such as value added, sales, servicesor any equivalent tax, (ii) withholding tax on Customer payments, (iii) any regulatory telecommunications tax, duty, tax or turnover tax imposed by local telecommunications regulators, including, but not limited to, whereapplicable, federal taxes and/or state taxes, iv) customs duties and excise duties, as well as other import duties and taxes or v) federal, provincial or other local taxes.

Business Day means any day other than a Saturday or Sunday or, in relation to each country of the Parties (or the country in which the Service is provided), a nationally recognized public holiday.

3. PROVISION OF SERVICES

3.1 The provision of the Services is subject to the signature of a Service Order by the Customer.

3.2 Each Service is provided in accordance with the terms of the applicable Specific Conditions.

By sending the Service Order, the Operator accepts the Contract and the Special Conditions without any reservation.

3.3 The provision of Services is subject in particular to the approval of creditworthiness, availability and execution of a feasibility study by the Parties following a request for offer.

3.4 In countries where the Services are to be provided by an authorized entity, one of the Supplier's Affiliatesmay provide a Service by executing a Service Order (an "Affiliate Order") with the Customer. Each Affiliate Order will incorporate by reference this Agreement and will indicate any changes its parties agree to make based on local law, local operating practices or other concerns. Each Affiliate Order will be considered a separate contract entered into by and between the parties who sign it. The Supplier's Affiliate who signs an Affiliate Order shall be solely responsible for its obligations under such Affiliate Order and there shall be no joint and several liability between the Supplier and its Affiliate. A breach or default under this Agreement shallnot constitute a breach or default under an Affiliate Order. A breach or default under an Affiliate Order shall not constitute a breach or default under this Agreement or any other Affiliate Order. If a Vendor Affiliate entersinto an Affiliate Order with Customer, all references herein to "Supplier" shall be deemed to refer to such Affiliate only for the purposes of such Affiliate Order.

4. DURATION

4.1 This Framework Agreement shall enter into force on the date of entry into force of the Agreement and for an unlimited period, unless terminated early by either Party as provided for in Article 4.

4.2 Unless otherwise specified in the Agreement, a Service is effective on the Effective Date of the Service Order and remains in effect for the Initial Period specified in such Service Order. The Service then automatically renews for successive periods of one (1) year (the "Renewal Period") unless terminated by eitherParty with three (3) months' prior written notice of the end of the Initial Term or a Renewal Period, as applicable.

5. SUSPENSION – TERMINATION

Without incurring any liability or indemnification obligation of any kind to the other Party, in the following circumstances, a Party may suspend a Service:

1. within thirty (30) days of receipt of written notice of the breach if the other Party is in material breach of its obligations (other than non-payment) hereunder and such breach is not remedied;
2. immediately if the Customer breaches its payment obligations as described in Article 15;
3. In case of violation by the other Party of any of the Rules referred to in Article 12 or in case of force majeure as provided for in Article 9;
4. To the extent permitted by law, in the event of the insolvency of the other Party or the initiation of voluntary or involuntary proceedings in the event of bankruptcy or under any other bankruptcy law, orany agreement with creditors or corporate reorganization or receivership or dissolution of either Party

(the performance of any third party financing agreement does not constitute a cause for exercising the rights contained herein); (v) if required by a governmental, judicial or regulatory authority having jurisdiction over that Party.

In the event of suspension pursuant to Articles 4.1 (i), (ii) or (iii) above, the Customer must pay all applicable Charges during this period, unless a breach of contract by the Supplier has been caused.

If the defaulting Party fails to remedy the breach within thirty (30) days of the suspension, the non-defaulting Party may terminate this Master Agreement and all Service Orders affected by the breach upon written notice without incurring any liability or compensation of any kind to the defaulting Party.

Each Party may terminate this Framework Agreement and all Service Orders in its sole discretion, upon three (3) million notice, without incurring any liability or indemnification obligation of any kind. However, if a Service is terminated by Customer prior to the Delivery Date or the end of an Initial Term or Renewal Period, for reasons other than a termination authorized by Customer pursuant to Section 4.1(i), (iii), (iv) or (v), Customer must pay Supplier, damages are settled and, as a sole and exclusive remedy, the total outstanding Fees owed by Customer as if the Service had not been terminated early.

If the Customer's use of the Services is illegal, harmful or potentially illegal or harmful to the Services and/or the Provider's network, the Provider will inform the Customer with details of such unlawful use or damage and require the Customer to rectify such situation immediately. If the Customer fails to rectify the situation immediately, the Provider shall have the right to suspend the provision of the Services until the Customer has duly demonstrated to the Provider that the cause of the unlawful use or damage has been resolved. If Customer fails to do so within thirty (30) days of suspension, Vendor may terminate the relevant Service without notice.

If a substantial change in the ownership of one Party could harm the interests of the other Party, that Party may exercise its right of withdrawal from the date of notification of such change of ownership or when such Party becomes aware of such change, upon at least two (2) months' written notice.

Any amounts owed by Customer to Supplier under this Agreement and related Service Orders shall be paid immediately upon termination of the relevant Service.

6 ASSIGNMENT – SUBCONTRACTING

6.1 Neither Party may, without the prior written consent of the other Party, assign or transfer any of the rightsand obligations under this Agreement, provided that such consent is not unreasonably withheld or delayed. The Supplier may, however, assign or transfer the Agreement, in whole or in part, to any of its Affiliates provided that it has promptly given written notice of such assignment or transfer to the Customer. No transfermay become effective without settlement balance between the Parties.

6.1 Each Party undertakes to inform the other Party of any material change in the structure of its shareholding within one (1) month of such change by registered mail, with acknowledgement of receipt.

6.2 Any assignment or transfer by either Party not in accordance with the provisions of this Agreement is null or void.

6.3 Notwithstanding the foregoing, the Supplier may subcontract the performance of all or part of the Services under this Agreement to one or more eligible subcontractors. In such case, the Supplier remainsliable to the Customer for the fulfillment of its obligations under this Agreement and the related Service Orders . For the avoidance of doubt, affiliation orders are not subcontracting within the meaning of this Article.

7 INSURANCE

During the Term, each Party shall maintain in force the relevant insurance policies sufficient to cover its liabilities under this Agreement and to cover any loss or damage that may be caused to the other Party, its employees, agents, subcontractors and/or customers arising out of or arising out of its negligence or default, or that of its employees, subcontractors or agents. If a Party uses equipment under this Agreement, it shall insure its equipment against all risks (including loss, damage, theft, fire and flooding). Upon request, each Party shall provide a certificate of insurance coverage.

8 TAXATION

8.1 Prices under this Agreement are exclusive of any Taxes relating to this Agreement. In addition to the priceof the Service specified in the Agreement, the Customer shall pay to the Supplier any VAT or similar indirect sales taxes that the Supplier is required by law to charge or any Tax applicable to the Service that is not otherwise exempted for valid reasons acceptable to the Supplier.

8.2 If the Supplier is required by law to charge VAT or any similar indirect sales tax relating to any amount dueunder this Agreement, the Supplier's invoice to the Customer (the "Tax Invoice") shall comply with the tax lawapplicable to the relevant country so that the Customer can claim tax relief, if any.

8.3 If the Supplier provides the Customer with a valid tax invoice, the Customer shall pay the Supplier VAT or any similar indirect sales tax.

8.4 The Client shall apply any double taxation treaties providing for a reduced tax rate or tax exemption. The Provider will use its best efforts to provide the Customer with the necessary documentation to enforce the treaty before the Customer makes any payment under this Agreement.

8.5 If the Customer is legally required to deduct any tax on payments of the Service under this Agreement, theCustomer will pay such tax to the competent tax authority within the deadline provided for by applicable law. In all cases the amount due to Supplier shall be equal to what Supplier would have received if no Tax had been collected or deducted, withheld or paid in Customer's tax jurisdiction relating to this Agreement.

8.6 For Services provided in whole or in part in the United States, if Customer provides Supplier with valid Federal Universal Service Fund valid tax exemption certificates and/or resale exemption certificates containingthe necessary certifications required by state tax authorities and the Federal Communications Commission, as applicable, and/or Customer declares in an applicable Service Order that its use of the Service is otherwiseexempt for valid reasons acceptable to Supplier, then Supplier agrees to release Customer from its obligationto pay Exempt Taxes. The Supplier reserves the right to invoice the Customer for such Taxes if it determinesthat an exemption has been granted on the basis of false, inaccurate or incorrect information from the Customer.

9 LIABILITY AND INDEMNIFICATION

9.1 Subject to Article 13.5 and its Specific Terms, Supplier makes no warranties, express or implied, written, oral or statutory, with respect to the Service or the performance hereof, including, without limitation, warrantiesof merchantability, non-infringement or fitness for a particular purpose or use. Without prejudice to Article 13.5,the Supplier does not warrant that the Service will operate without defects, malfunctions and/or interruptions on or with the Customer's Equipment. The Parties are not responsible for failures resulting from situations beyond their control (for example, force majeure events or failures caused by third parties).

9.2 The Supplier will make all reasonable efforts to provide the Services as stipulated in the Contract, within the limits established by the available technical resources. The quality of the Service may involve the paymentof service credits specified in the Specific Conditions, which constitute the sole and exclusive remedy in caseof non-compliance with the quality of service commitments.

9.3 Neither Party shall be liable to the other for immaterial damages, indirect, consequential, exemplary or incidental damages, damages for loss of profits, revenue or other economic losses, damage to image or reputation, punitive or other similar damages, damages or loss of data, information or other content, regardlessof the form of the action. If a Party is liable under this Agreement, it will only pay direct tangible damages.

9.4 There is no joint and several liability between a Party and its Affiliates or between the Party's Affiliates. Each Affiliate Party is solely responsible for its obligations under this Agreement. A Party is not responsible forthe Party's Affiliates under this Agreement.

9.5 The Supplier shall not be liable to the Customer, if changes to any of its facilities, operations, procedures or Service:
(i) render obsolete any Equipment or structure provided by the Customer for its use of the Service;
(ii) request modification, alteration or transfer of Customer's Equipment or facilities; or (iii) otherwise affect the performance of such equipment or facilities.

9.6 The Customer understands and agrees that the Supplier is an intermediary for the transmission of the information of the Customer and third parties and that the Provider does not control, select or modify theinformation contained in such transmissions, except as required by law. If a court having jurisdiction over a Party grants damages to the Supplier in respect of the data transmitted to the Supplier, the Customer agreesto indemnify, defend and hold harmless the Supplier from and against such damages and any reasonable costs or expenses incurred in connection therewith.

9.7 Each Party shall make all reasonable efforts to prevent and eliminate any type of fraud, misuse, misuse ordamage of data involving the respective network or service of the Parties. The parties may therefore inform each other of the occurrence of such an event as soon as possible.
9.8 Nothing in this Agreement limits or excludes the liability of either Party (i) caused by the willful misconductor gross negligence of a Party, its directors, officers, employees and/or subcontractors; and (ii) for death or personal injury.
9.9 Subject to the limitations and exclusions set forth in this Article 8, the Supplier's cumulative liability for damages under this Agreement, for whatever cause and regardless of the form of action, shall be limited to proven direct damages not exceeding fifty thousand euros (50,000 €) per claim, or series of related claims, subject to a maximum cumulative liability of two hundred thousand euros (200,000 €) for all claims raised in aperiod of twelve (12 months)
9.10 Customer shall defend, indemnify and hold harmless Supplier from and against any and all claims, liabilities, losses, costs or damages, (including attorneys' fees and costs) arising out of or in connection with, but not limited to, (i) any dispute between or between Customer and its partners ("Customer Partners": suppliers, customers, subcontractors or third parties dealing with Customer) in connection with the use of theServices; or (ii) any interference, loss or damage caused by Customer's Partners, Customer's or a Customer'sequipment, Premises, Supplier, third parties, Equipment located on the Premises, belonging to Customer, a Customer Partner, Supplier or any third party; (iii) any third party claim in connection with the use or possessionof such third party equipment, computer programs, software or hardware used in connection with Customer'sEquipment that infringes the Intellectual Property Rights of any third party or interferes with third party equipment, or (iv) any breach by Customer of its statements under Section 7.6.

10 FORCE MAJEURE

If a Party is prevented, impeded or delayed by, or in performance under this Agreement by an event of force majeure, then (i) such Party's obligations under this Agreement shall be suspended for as long as the Force Majeure Event continues and to the extent that such Party is so prevented, hindered or delayed, (ii) such Party shall give written notice to the other Party as soon as possible after the occurrence of the Force Majeureevent; (iii) such Party shall make all reasonable efforts to mitigate the effects of the Force Majeure Event on the performance of its obligations under this Agreement, and (iv) as soon as reasonably practicable after the end of the Force Majeure Event, such Party shall notify the other Party that the Force Majeure Event has ended and such Party shall resume performance under this Agreement.
If a force majeure event lasts more than three (3) months, either Party may terminate this Agreement without payment of compensation upon written notice to the other Party in accordance with the provisions of Article 13.10 Notices.

11 CONFIDENTIALITY

11.1 All Confidential Information disclosed by either Party ("Disclosing Party") to the other Party ("Receiving Party") as part of the preparation, negotiation or performance of this Agreement is Proprietary and ConfidentialInformation of the Disclosing Party and shall be used only by the Receiving Party in accordance with and for the performance of this Agreement.

11.2 The Receiving Party shall:

1. hold such Confidential Information in the same manner as the Receiving Party treats its proprietary Confidential Information (but in any event should use at least a reasonable degree of care),
2. limit the disclosure of such Confidential Information solely to employees, directors, affiliates, subcontractors, consultants and consultants on a need-to-know basis,
3. advise employees, directors, Affiliates, subcontractors, consultants and consultants who have accessto such Confidential Information of their obligations with respect to such Confidential Information,
4. and not to copy or reproduce any of such Confidential Information except to the extent necessary to perform this Agreement or as required by law.

If either Party becomes subject to a mandatory obligation to disclose Confidential Information, that Party shall inform the Party whose Confidential Information is subject to disclosure as soon as reasonably practicable of such disclosure obligation and shall take all reasonable and lawful steps to limit the volume of Confidential Information to be disclosed pursuant to such requirement.

1. All Confidential Information disclosed by one Party to another in tangible form shall, upon request by the Disclosing Party or upon termination of this Agreement, be returned to the Disclosing Party or destroyed.
2. Neither party shall make any public communication relating to this Agreement without the written approval of the other party to such communication, approval which may not be unreasonably withheld or delayed.
3. Except for regulatory obligations imposed by each Party's National Regulatory Authority, where the receiving Party or one of its representatives is obliged to disclose any confidential information pursuant to a court order or direct or indirect governmental action (including, but not limited to, requests by industrygroups mandated by the national regulatory authority to enforce robocall mitigation solutions, where applicable), the Receiving Party shall immediately notify the Disclosing Party, to the extent such disclosureis not prohibited by legal process, so that the Disclosing Party is given the opportunity to object to such disclosure. If such an objection by the Disclosing Party is unsuccessful, the Receiving Party or its representatives obligated to disclose the Confidential Information may, without being considered in violation of this Agreement, disclose only such Confidential Information to the extent required by the relevant court order or direct or indirect governmental action.
4. The provisions of this Section shall survive for a period of three (3) years after termination or expiration of this Agreement.

12. APPLICABLE LAW - DISPUTE RESOLUTION

12.1 This Agreement and all matters arising out of or in connection with it shall be construed in accordance with and governed by the laws of Italy. Any dispute arising from the implementation, application or interpretation of this Agreement, if the Parties cannot reach an amicable settlement within a period of thirty (30) calendar days from the notification of a dispute to the other Party (or further period agreed by the Parties), shall be finally and exclusively resolved by the competent courts in Italy.

13. GENERAL

13.1 **Agency**. This Agreement is entered into between independent contractors and, except as otherwise provided herein, shall not be construed as (i) empowering either Party to direct and control the day-to-day activities of the other; or (ii) constitute the Parties as partners, joint venture partners, co-owners or otherwise as participants in a joint venture, franchise; or (iii) allow a Party any right or authority to assume or create obligations of any kind, express or implied, on behalf of the other Party or any third party and/or to waive any right, interest or claim a Party may have against any third party.

13.2 **Waivers**. No failure by either Party to enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition, unless agreed in writing by or on behalf of the Party against which such waiver or consent is claimed.

13.3 **Licenses**. Nothing in this Agreement shall be construed as transferring or granting to either Party any right to use the Intellectual Property Rights of the other Party, except as expressly provided herein. Neither Party shall take any action incompatible with the intellectual property rights of the other.

13.4 **Regulations**. The performance of this Agreement by the Parties is subject to all applicable laws, rules and regulations of any duly constituted governmental authority having jurisdiction and is subject to obtaining and continuing such approvals, consents, authorizations, licenses and permits.

13.5 **Other Warranties**. Each Party represents and warrants that (i) it has taken all corporate actions necessary for the authorization, execution and delivery of such agreement and to make such agreement legal,valid and binding; (ii) you will comply with all applicable laws, licenses and regulations in the performance of

your obligations under the Agreement and conduct your business in a professional, ethical, legal and professional manner, and will not commit any act that would reflect unfavorably on the other; (iii) will not use the Service in a manner that is considered abuse or fraudulent use thereof. Each Party also declares to impose the same guarantees on other trading partners.

13.6 **Disclaimer**. If any provision hereof is held to be invalid, illegal or unenforceable in any respect, this shallnot affect the validity or enforceability of any other provision of this Agreement, provided that, if necessary to maintain the intent of the Parties, the Parties shall negotiate in good faith to amend this Agreement to replace the invalid, illegal or unenforceable provision with an enforceable provision that reflects that intent as closelyas possible.

13.7 **Entire Agreement**. This Agreement constitutes the entire agreement between the Parties with respect tothe subject matter hereof and supersedes all prior agreements, representations, representations and oral andwritten understandings relating to such subject matter between the Parties. This Agreement may be amendedin writing only by duly authorised representatives of the Parties.

13.8 **Survival**. No termination of this Agreement shall affect the rights or obligations of a Party under any provision of this Agreement which, by its meaning and context, is intended to survive termination.

13.9 **Third Party Beneficiary**. Nothing in this Agreement shall be construed as conferring any rights or benefitson any third party. Any legislation in any jurisdiction applicable to this Agreement that confers contractual rightson third parties is excluded to the fullest extent permitted by such legislation.

13.10 **Notices**. All communications required and permitted hereunder must be in English and in writing to the respective signatory and to the addresses set forth herein or to any other person and/or address that either Party may notify the other from time to time. All communications, unless otherwise agreed between the Parties,are considered validly given (i) upon receipt of the acknowledgement of receipt, if the communication is madeby registered mail; and (ii) upon receipt of a signed confirmation, in the case of notice given by personal delivery.

13.11 Data Protection.

13.11.1 Roles and obligations

Both Parties expressly acknowledge that each Party alone determines the purposes and means of the Processing of Personal Data. The Parties therefore expressly agree that each of them acts as Data Controller of Personal Data deriving from the execution of the Contract and its obligation regarding Applicable Data Protection Laws. The Parties will not process Personal Data as Joint Data Controllers. Each Party shall accordingly comply with applicable data protection laws. Within the framework of the Agreement, the purpose of the Processing carried out by both Parties for the period necessary to fulfill their obligations under applicable laws are traffic data known as, for voice and SMS services, Call Detail Record (CDR) and Event Data/Detail Records (EDR), and for Internet services, technical information such as IP addresses, URLs, etc., of categories of Data Subjects, such as end users, for the purpose of providing and billing the Service. The Parties acknowledge that, for the purposes of contract administration, Personal Data limited to the business contact details of the personnel of the other Party (employees, agents and subcontractors), may be provided directly to a Party by the other Party or by the Data Subjects of the other Party.

13.11.2 Cooperation between the Parties

1. Each Party shall inform the other Party and provide all necessary assistance in the event of a requestby the competent data protection authority in order to demonstrate its compliance with applicable dataprotection laws.
2. Each Party shall provide the other Party with all necessary assistance in handling requests from DataSubjects for the exercise of their rights or for any other request relating to the Processing of PersonalData, to the extent that the other Party is the Recipient of such requests for Personal Data that may have an impact on the Processing of Personal Data of the other Party.

3. In the event that an interested party contacts a Party directly to exercise its rights, the latter undertakesto verify whether this request is incumbent on it and to contact the other Party if necessary if identifiedas the Data Controller concerned.
4. Each Party shall make reasonable efforts to assist the other Party where a data protection impact assessment is required by applicable data protection law or where a Party carries out an impact assessment.

13.11.3 Confidentiality of personal data

In addition to the obligations set forth in the confidentiality clause of the Agreement, the Parties understand and acknowledge that Personal Data constitutes Confidential Information and ensure that the persons authorized to process Personal Data undertake to comply with the confidentiality obligations contained therein.
The Party will not disclose Personal Data to its employees who do not have to process Personal Data under the Agreement.
The Party shall ensure that only persons (employees, subcontractors and independent contractors providing services in connection with the Processing) who have been previously bound by confidentiality obligations or are subject to an appropriate legal obligation of secrecy are authorized to process Personal Data.
The obligation of confidentiality shall survive termination or expiration of this Agreement.

13.11.4 Security, personal data breach, notification

The Parties shall each adopt for the Processing of Personal Data of which they are Data Controllers, all necessary technical and organizational security measures aimed at protecting Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access in accordance with applicable Data Protection Laws.
In the event that the Parties are required to exchange information on technical and organizational security measures aimed at protecting Personal Data, the Parties will agree on the modalities and a secure means of transmission.
Each Party shall inform the other Party without undue delay after becoming aware of any personal data breach, to the extent that the personal data breach may have an impact on the processing of personal data of the other Party.
For the avoidance of doubt, each Party, as Data Controller, shall inform and inform the competent data protection authority and, where applicable, the data subject(s) affected by a personal data breach.

14. ELECTRONIC SIGNATURE

The Parties may use an electronic signature to sign any document under this Agreement. The electronic signature constitutes a valid signature interpreted as original manuscript, fully binding and with the same legal force and effect. The Parties waive any right to oppose the validity of the electronic signature.

15. INVOICING METHODS AND PAYMENT METHODS

15.1 Invoicing procedures

Unless otherwise specified in the Specific Conditions;

1. The Supplier will invoice the Non-Recurring Charges (NRC) on the Delivery Date;
2. The Supplier will invoice the Recurring Charges (RC) from the earlier of (i) the date on which the Customer first uses the Service or (ii) the Delivery Date.

Billing currencies are indicated in the Appendix
The Supplier will send all invoices in digital format (e.g. by e-mail with a pdf file and an electronic certificate). The pdf file will serve as proof of the invoice.
Supplier may invoid arrears if a system failure occurs.
The Supplier's billing will not be affected by any delays in the implementation of equipment, connections or circuits of the Customer or its suppliers not provided by the Provider but necessary to use the Service.
The "Invoice Date":

1. for Services billed in advance, Supplier will bill you for monthly Recurring Charges at the beginning ofeach month. If the Service is provided for less than one full calendar month, such Fees will be calculated pro-rata temporis on the basis of a 30.4-day month.
2. when billing is delayed, the Provider shall invoice the Customer no later than thirty (30) calendar daysafter the month in which the Service traffic relates.

15.2 Late payment

Undisputed amounts not received by the Creditor Party by the Due Date shall be deemed to have expired late.Overdue amounts are subject to a late charge of one and a half percent (1.5%) per month or the maximum rate allowed by law whichever is lower. A Party that is in arrears with a payment is responsible for all reasonable attorneys' fees and other properly documented collection costs incurred by the Billing Party, if any.

15.3 Disputes

In the event of a dispute arising out of or in connection with this Agreement, either Party may convene a meeting for the purpose of resolving such dispute or difference by giving at least ten (10) days' formal written notice and each Party agrees to arrange for its designated representatives of its management team to attend all such meetings. The members of the meeting shall endeavour in good faith to resolve such dispute. If a dispute submitted to such a meeting is not resolved at such meeting, either Party may, by formal written notification to the other, refer the dispute to designated senior officials who will cooperate in good faith to resolve the dispute as amicably as possible within ten (10) days of notification of such formal written notification. Notwithstanding anything to the contrary herein, if an Invoiced Party disputes an invoice (e.g., Fees or Volume), the Invoiced Party must, in good faith and in writing, notify the Billing Party. of the dispute within thirty (30) days of receipt of the invoice. The Disputing Party must provide documentation in support ofits position. The non-disputed Party may request additional information to facilitate the settlement of the dispute. A notice of dispute shall not relieve either Party of its obligation to make/credit all undisputed Usage Fees by the Due Date. The Parties shall use reasonable efforts to resolve disputes within thirty (30) days of receipt of notice of dispute. Failure by a Party to contest an invoice or dispute within thirty (30) days of receipt of the invoice creates an irrebuttable presumption of correctness of the invoice.

In such a case, if necessary, the originating and terminating CDRs of the Parties shall be exchanged for comparison and reconciliation. In addition, if any amount is payable/refundable at the time of reconciliation, the same will be paid/refunded immediately along with applicable interest from the due date until the date of actual payment.

For any unresolved disputed claims, the Parties agree that once the dispute has been resolved under the terms of this Agreement and payment is made by the indemnifying Party, the creditor Party shall no longer beentitled to further payments of unsettled amounts related to the liquidated claim.

If the difference is more than one hundred USD ($100) or 1% of the total invoice amount, whichever comes first, the Parties will resolve such dispute in accordance with this Clause 9. If the dispute still remains unresolved, the Parties will resolve it as defined below. Notwithstanding the foregoing, the indemnifying Partyshall pay the invoicing Party by the Due Date the full invoiced amount in cases where the amount of the dispute/differential does not exceed +/- 1% of such invoiced amount.

If such senior officials fail to resolve the dispute in the allotted time, all disputes arising out of, pursuant to or in connection with this Agreement shall be resolved exclusively through arbitration conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitral tribunalshall be composed of a single arbitrator. The English language shall be used throughout the arbitration proceedings. The cost of the arbitration proceedings, including the arbitrator's fees and expenses, shall be divided equally between the Parties. Orders each Party to bear its own costs relating to the preparation and presentation of its case.

15.4 Payment guarantees

1. The Parties must provide their audited annual financial reports (in English or any language agreed between the Parties) within one (1) month of closure or review.
2. Supplier may validate the ongoing solvency of the Operator using the available verification procedures and the Operator consents to Supplier obtaining credit information regarding theOperator, its owners, its Parent Company and its Affiliates.

   Supplier may require the Operator to provide the following Guarantees under this Agreement. Supplier will inform the Operator by e-mail to the address indicated in the "billing" tab of the SOF.

iv) Prepayment

To ensure payment by the Operator of any amounts due to may require the Operator to pay in advance for the Services provided by Supplier. If the advance payment is requested by Supplier the first advance payment will take place at the latest the day before the Delivery Date. Advance payments do not produce interest for the Operator.

1. If the Operator fails to comply with any of its warranty obligations, Supplier may terminate this Framework Agreement or suspend all or part of the Service.
2. Ongoing review of Supplier.

Without prejudice to Supplier rights under this Framework Agreement and withoutpenalty or obligation to compensate the Operator, Supplier may, at its sole discretion:

1. Set or change your credit limit, or
2. Require the Operator to provide a payment guarantee or
3. Check a payment guarantee already in place, or
4. Require the Operator to provide a payment guarantee in addition to the payment guaranteealready in place.
5. Change your payment terms if one of the following occurs:

   The Operator and/or its Parent Company and/or one of its Affiliates undergo a restructuring, corporate reorganization or dissolution if this circumstance involves the risk of non-payment by the Operator or;

   The Operator and/or its Parent Company and/or one of its Affiliates experience insolvency, initiate bankruptcy proceedings (voluntary or involuntary), enter into an agreement with creditors or The Operator or its Parent Company or one of its Affiliates fails to pay by the DueDate, or suffers a default on payment under any other agreement with Supplier or a Supplier Affiliate.

   The credit rating of the operator or its parent company is lowered by an internationally renowned rating agency or

   The financial report of the Operator or its Parent Company shows, since the last report, a decrease in revenues of 5% or negative EBITDA or net loss or negative equity or debt exceeding equity or financial charges exceeding revenues of 5% or financial charges exceeding EBITDA.

Supplier will notify the Operator in writing of any new payment guarantee requirements and/or the modification of an existing payment guarantee and/or the modification of billing procedures and/or the modification of payment terms. The email will be sent to the address indicated in the "Billing" tab of the SOF.

If the Operator fails to comply with its obligations, Supplier may, either terminate this Framework Agreement and/or any SOF associated with it, or suspend the provision of the Service to the Operator with immediate effect and without incurring any liability or indemnification obligation of any kind towards the other Party, without prejudice to any other right of termination granted under this Agreement.

The accepted payments are via STABLECOIN cryptocurrency, this to ensure the immediacy of the value transfer and to best and securely record all transactions (All payments will be stored on the blockchain).

European Directive May 30, 2018, no. 843:
STABLECOIN cryptocurrencies have been defined as:
"a digital value representation that is not issued or guaranteed by a central bank or a public entity, is not necessarily linked to a legally established currency, does not have the legal status of currency or money, but is accepted by individuals and legal entities as a means of exchange and can be transferred, stored, and electronically exchanged."

16. CORPORATE SOCIAL RESPONSIBILITY (CSR)

16.1 Compliance with CSR rules - Each Party undertakes to respect, and to require its co-contractors, subcontractors and any legal entity under its control, to comply with applicable national, European and international regulations relating to ethical standards and responsible conduct, including, but not limited to, human rights standards, environmental protection, human health, human security and sustainable development, OECD Guiding Principles, United Nations Guiding Principles and ILO standards (hereinafter referred to as "CSR Rules"). In this context, each Party undertakes in particular, and requires its contractors, subcontractors and any legal entities under its control, (i) not to resort to modern slavery, child labour or trafficking in human beings, and (ii) to combat all forms of discrimination.

16.2 Reporting - Each Party undertakes to provide the other Party with all information and data necessary forthe purposes of (i) complying with any legal reporting obligation and (ii) implementing the CSR Rules.

16.3 Assessment - In order to ensure compliance with the CSR Rules for the entire duration of the Agreement,the Parties undertake to comply at any time with the requests of one of the Parties to obtain from the other Party all the elements justifying its compliance with the CSR Rules. Each Party undertakes to promptly notify the other Party of any violation of the CSR Rules of which it becomes aware, and the latter shall use all appropriate means to remedy such violation as soon as possible and to inform the Party that notified the violation of the violation of the corrective actions taken.

IN FAITH the fir starts :

SUPPLIER	OPERATOR
ALFA XXI SRL	**SPEEDTELECOM 1**
Legal Representative Mrs. Daniela Palmieri	Legal Representative Mr. J Travagli
ALFAXXI s.r.l. Via Properzio, 5 - 00193 ROMA P. IVA e C. F. 15121661001 REA RM 1579210 [signature]	[signature]
Data 25/03/2024	Data 25/03/2024